UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 9, 2018

BUNKER HILL MINING CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-150028	32-0196442
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 Bay Street, Suite 2702 Toronto, Ontario, Canada	M5H 2Y4
(Address of principal executive offices)	(Postal Code)

Registrant’s telephone number, including area code: 888-749-4916

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Entry into a Definitive Material Agreement.

On September 28, 2018, Bunker Hill Mining Corp. (the “Company”) defaulted of its Lease with Option to Purchase Agreement (the “Agreement”) with Placer Mining Corporation, the lessor of the Bunker Hill Mine. The default arose as a result of missed property payments, totaling US$400,000, which were due at the end of September and on October 1, 2018. As per the Agreement, the Company had 15 days, from the date notice of default was provided (September 28, 2018), to remedy the default by making the outstanding payment. On October 15, 2018 those payments had not been made and as a result the Agreement was terminated.

On November 13, the Company announced that it has reached an agreement providing for reinstatement of its lease on the Bunker Hill Mine. The lease has been reinstated and became effective again on November 6, 2018.

Pursuant to the reinstatement, the Company achieved a substantial reduction of its monthly lease payments spanning the next twelve months. In addition, if the Company achieves certain agreed goals on its work program at the mine, the payment concessions can be extended an additional six months.

The monthly payments will be $60,000 per month for the next twelve months, a reduction of 70% from the previous amount of $200,000. It has been agreed that the reduction in payments will be made up for by adding the accumulated reduction to the purchase price of the mine should the Company choose to exercise its purchase option.

The Company is also in discussions with the United States EPA on concessions with respect to the Company’s payment obligations owed to the EPA. In general, those discussions to date have been highly positive. The Company intends to submit a written proposal to the EPA by the end of this week, and will report further progress on these discussions as they occur.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2018, John Liu was appointed as a director. John Liu has over 25-years experience in private equity investment, consulting and business management. He is a partner at Valuestone Advisors Limited. John has a wide range of private equity investment experience across multiple sectors, including mining. He was previously an advisor to Jiangxi Copper Corp., the largest integrated copper company in China, focused on its global development strategy and overseas M&A projects. Prior to that, he held positions in renowned private fund managers: Greenwoods Private Equity Funds, Mousse Partners, Actis and Merrill Lynch Direct Investment Group. He was a member of the board of a number of portfolio companies. John received an MBA from the University of British Columbia in Canada, and a B.Sc. in computer science and engineering from Shanghai Jiaotong University in China.

Item 8.01 Other Events

On November 13, 2018, the Company announced that Board has approved an equity private placement for up to C$300,000 consisting of up to 4,000,000 units to be sold at C$0.075 per Unit with Unit consisting of one common share and one common share purchase warrant. Each whole warrant is exercisable to acquire one common share at a price of C$0.10 for a period of two years. The private placement is subject to regulatory approval. As of the date of this report, the Company has not received any commitments with respect to the purchase of the Units and there can be no assurance that such placement will be successful.

This Report is neither an offer to sell nor the solicitation of an offer to buy any securities. The securities have not been registered under the Securities Act and may not be offered or sold in the United States of America absent registration or an exemption from registration under the Securities Act.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release Dated November 13, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUNKER HILL MINING CORP.

(Registrant)

Date: November 13, 2018	By:	/s/ John Ryan
John Ryan
Chief Executive Officer